Exhibit 19
INSIDER TRADING POLICY
Updated December 2024
1.BACKGROUND AND PURPOSE
The federal securities laws prohibit any member of the Board of Directors (a “Director”), employee, or consultant of Pacira BioSciences, Inc. (together with its subsidiaries, the “Company”) from purchasing or selling securities of the Company or other companies on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the United States Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are set forth in Exhibit C hereto.
This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:
prevent inadvertent violations of the insider trading laws;
avoid embarrassing proxy statement disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
protect the Company from controlling person liability; and
protect the reputation of the Company, its Directors, its employees and stakeholders.
As detailed below, this policy applies to family members and certain other persons and entities with whom Directors and employees have relationships. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

2.PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1Covered Persons. This Section 2 applies to:
all Directors;
all employees;
all consultants;
all immediate family members (spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law of Directors and employees and any other person (other than domestic employees) who share the same home as, or are financially dependent on, the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the Chief Financial Officer determines should not be covered by this policy); and
all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
2.2Prohibition on Trading While Aware of Material Nonpublic Information.
(a)Prohibited Activities. Except as provided in Section 2.2(b), no person or entity covered by Section 2 may:
purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
disclose to any other person any material nonpublic information concerning the Company, such as by purchasing or selling Company securities or tipping that information to others;
purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning the Company or such other company which he or she learned in the course of his or her service as a Director or employee of the Company or recommend to another person that they do so;
make any bona fide gifts while aware of material nonpublic information or during a blackout period (as defined in Section 2.3(b)); or
disclose to any other person any material nonpublic information concerning either the Company or another company which he or she learned in the course of his or her service as a Director or employee of the Company, such as by purchasing or selling securities of the Company or such other company or tipping that information to others.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

(b)Exceptions. The prohibitions in Sections 2.2(a) and 2.3 on purchases, sales and donations of Company securities do not apply to:
exercises of stock options or vestings of other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee, consultant, or Director is aware of material nonpublic information or during a blackout period, if applicable to such person (as defined in Section 2.3(b));
acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or during a blackout period, if applicable to such employee, consultant, or Director;
other purchases of securities from the Company (including purchases under any Company employee stock purchase plan) or sales of securities to the Company, if applicable to such employee, consultant, or Director; or
purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1 under the Exchange Act and the Rule 10b5-1 Plan guidelines attached as Exhibit A hereto.
(c)Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3Blackout Periods.
(a)Regular Blackout Periods. Except as provided in Section 2.2(b), no person or entity listed in Section 3.1 may purchase, sell or donate any securities of the Company during the period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “regular blackout period”), unless the blackout period is ended earlier by the Chief Executive Officer, Chief Administrative Officer, or Chief Financial Officer.
(b)Corporate News Blackout Periods. The Company may from time to time notify Directors, executive officers and other specified employees or consultants as determined by the Chief Executive Officer, Chief Administrative Officer, or Chief Financial Officer that an additional blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 2.2(b), no such individual covered by such corporate news blackout period may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

2.4Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge (or hypothecate) Company securities as collateral for a loan.
2.5Prohibition on Short Sales and Derivative Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions:
short sales of Company securities, including short sales “against the box”; or
purchases or sales of puts, calls or other derivative securities based on or that relate to the Company’s securities; or
any other type of hedging transaction involving or based on the Company’s securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds.
2.6Partnership Distributions. Nothing in this policy is intended to limit the ability of a partnership or other similar entity with which a Director, employee, or consultant is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director, employee, or consultant and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
3.ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1Covered Persons. This Section 3 applies to:
all Directors;
all executive officers;
such other employees and consultants as are designated from time to time by the Board of Directors, the Chief Executive Officer, Chief Administrative Officer, or the Chief Financial Officer as being subject to this Section 3 (the “Designated Employees”);
all immediate family members (spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of Directors, executive officers and Designated Employees and any other person (other than domestic employees) who share the same home as, or are financially dependent on, the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the Chief Financial Officer determines should not be covered by this policy); and
all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2Notice and Pre-Clearance of Transactions.
(a)Pre-Transaction Clearance. Subject to blackout periods, no person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 2.2(b), unless such person pre-clears the transaction with either the Chief Administrative Officer, Chief Financial Officer and/or the Chief Executive Officer or their designee. A request for pre-clearance shall be made in accordance with the procedures established by the Chief Administrative Officer. A preclearance request form is attached hereto as Exhibit B. Persons requesting preclearance should select the type of transaction they wish to effectuate and state the amount of shares they intend to transact upon. The Chief Administrative Officer, Chief Financial Officer and/or the Chief Executive Officer, or their designee, shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Administrative Officer and/or Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, the Chief Administrative Officer and/or Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer, and the Chief Executive Officer and/or Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Administrative Officer or persons or entities subject to this policy as a result of their relationship with the Chief Administrative Officer.) All trades that are pre-cleared must be effected within two business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Executive Officer, Chief Administrative Officer, or Chief Financial Officer, or a blackout period commences before the expiration of the two-business day period. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two-business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. If a request for pre-clearance is denied, the Pre-Clearance Person should not inform any other person of such restriction on trade.
(b)Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Administrative Officer, Chief Financial Officer and/or the Chief Executive Officer (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price (including the price details of each trading lot if more than one).
(c)Deemed Time of a Transaction. For purposes of this Section 3.2, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

4.REGULATION BTR
If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.
5.PENALTIES FOR VIOLATION
Violation of any of the foregoing rules is grounds for disciplinary action by the Company, up to and including termination of employment or contract. Additionally, such violations may lead to civil and/or criminal penalties, including disgorgement of any profits gained or losses avoided or other fines, imposed by government agencies.
6.REPORTING PROCEDURES
6.1    Unauthorized Disclosure. If any person has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should immediately notify the Chief Administrative Officer, Chief Financial Officer, and/or Chief Executive Officer.
6.2    Reporting Violations. If any person has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on material. nonpublic information of the Company, that person should immediately notify the Chief Administrative Officer, Chief Financial Officer, and/or Chief Executive Officer.
6.3    Reporting Procedures. Persons may report such conduct as openly or anonymously as they choose to without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any person who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or any person who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Insider Trading Policy must immediately inform the Chief Administrative Officer, Chief Financial Officer, and/or Chief Executive Officer.
You may report violations of this Insider Trading Policy, on a confidential or anonymous basis, by contacting the Company’s Chief Administrative Officer, Chief Financial Officer, or Chief Executive Officer in writing by (i) fax to (973) 267-0060, (ii) mail to 5 Sylvan Way, Suite 300, Parsippany, New Jersey, 07054, or (iii) email to ethicshotline@pacira.com or compliance@pacira.com. In addition, the Company has established a toll-free telephone number available 24 hours a day, 7 days a week, at 1-833-976-2071, where you can leave a recorded message about any violation or suspected violation of this Insider Trading Policy. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

7.SECTION 16 FILINGS AND LIMITATION ON LIABILITY
7.1    Assistance. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
7.2    Limitation on Liability. None of the Company, the Chief Administrative Officer, Chief Financial Officer, the Chief Executive Officer or the Company’s other employees or consultants will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 2.2(b), or a request for pre-clearance submitted pursuant to Section 3.2(a). Notwithstanding any review of a trading plan pursuant to Section 2.2(b) or pre-clearance of a transaction pursuant to Section 3.2(a), none of the Company, the Chief Administrative Officer, Chief Financial Officer, the Chief Executive Officer or the Company’s other employees or consultants assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

EXHIBIT A - GUIDELINES FOR RULE 10B5-1 PLANS
    Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Executive Officer, Chief Administrative Officer, or Chief Financial Officer in accordance with Section 3.2(a) of the Policy and meet the requirements of Rule 10b5-1 and these “Guidelines for Rule 10b5-1 Plans.”
    In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval and review prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
The following guidelines apply to all Rule 10b5-1 Plans:
•You may not enter into, modify or terminate a trading program during a blackout period or while in possession of material nonpublic information.
•All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
•If a Rule 10b5-1 Plan is terminated, you must wait at least 30 calendar days before trading outside of the Rule 10b5-1 Plan.
•If a trading program is terminated, you must wait until the commencement of the next trading window before a new Rule 10b5-1 plan may be adopted.
•You may not commence sales under a trading program until the later of (a) 90 days after plan adoption or modification and (b) two business days after disclosure of the Company’s financial results in the Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (but not to exceed 120 days); provided, however, that persons other than directors and Section 16 officers of the Company may not commence sales under a trading program following its adoption or modification until 30 days after plan adoption or modification.
•Multiple overlapping plans are prohibited for all persons, except for: (a) plans that authorize sell-to-cover transactions to satisfy tax withholding obligations on vesting of compensatory equity awards where you have no control over timing of the sales and such plan only permits you to sell such securities as are necessary to satisfy the

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

tax withholding obligations arising exclusively from the vesting of such compensatory award (this exception does not include sales incident to the exercise of stock options) and (b) trades under contracts with multiple broker-dealers or agents that constitute a “single plan” for securities held in different accounts if (i) trading under one plan cannot begin until all trades under the other plan are completed or the first-commencing plan has expired, and (ii) the later-commencing plan complies with the applicable cooling-off period, which is deemed to begin on the date of the termination of the earlier-commencing plan.
•You may have only one single-trade plan during any consecutive 12-month period.
•Directors, officers, and Section 16 officers must certify at the time of adoption or modification of a Rule 10b5-1 Plan that they are (a) not aware of material, non-public information about the Company or its securities and (b) adopting such plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•Each director, officer and other Section 16 insider understands that the approval or adoption of a preplanned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.
•You agree and understand that the Company must disclose in its Form 10-Q’s and Form 10-K’s the adoption or termination (including modification) of Rule 10b5-1 Plans by directors and Section 16 officers during the last quarter, and the material terms of such plan (other than price), including the name of the director or Section 16 officer, date of adoption or termination, duration of such plan, the aggregate number of securities subject to such plan and a description of any modification.
•Any Rule 10b5-1 Plan must be submitted for approval and review prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

EXHIBIT B - SAMPLE PRECLEARANCE REQUEST FORM

pacira BIOSCIENCES

SECURITIES TRADING PRE-CLEARANGE REQUEST FORM

To: Kristen Williams
Chief Administrative Officer & Secretary
Pacira BioSciences, Inc.
5 Sylvan Way, Suite 300
Parsippany, NJ 07054

Pursuant to the Insider Trading Policy of Pacira BioSciences, Inc. ("Pacira"), I hereby request pre-clearance of the following transaction(s) in Pacira Common Stock. I have reviewed the Insider Trading Policy and certify that I am unaware of any material non-public information concerning Pacira or any of its subsidiaries.

_____ Purchase up to _______________ shares of Common Stock

_____ Sell up to ____________________ shares of Common Stock

_____ Exercise up to _________________ stock options and hold all shares issued

_____ Cashless Exercise of up to _______________ stock options to pay exercise price only

_____ Cashless Exercise of up to ________________ stock options to pay exercise price and taxes

_____ Establish a 10b5-1 plan in compliance with the guidelines set forth in the Company's Insider Trading Policy

_____ Other (including a gift)

Explain: ____

____
Name

____
Signature

____
Telephone Number

____
Date

Transaction Approved*: ____________

Transaction Denied: ____________

____
Signature

____
Date

* Any approved pre-clearance will be effective for two business days after approval unless you are notified otherwise or receive notice of its cancellation. If you do not complete the approved transaction within two business days, please submit another pre-clearance request.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024

EXHIBIT C - EXAMPLES OF MATERIAL OR NON-PUBLIC INFORMATION
    In general, information is non-public if it has not been distributed to investors or the general public through a Company press release, widely accepted news source (e.g., Nasdaq, CNBC, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission. For the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information.

The following is a description of items that are considered material. It is not an exhaustive list and anyone who is unsure whether the information they possess is material or non-public information should consult the Chief Administrative Officer, Chief Financial Officer, and/or Chief Executive Officer before trading in any of the Company’s securities. Assessing whether particular information is material is subjective. Such a conclusion depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.
1.In general, information about the Company should be considered material if:

-A reasonable investor would consider the information significant when deciding whether to buy, sell, or hold Company securities; or

-The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

In other words, if the information could reasonably be expected to affect the price of the Company’s common stock, it should be considered material.

2.It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

3.While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

-Financial performance, including revenues, particularly quarterly and year-end earnings or significant changes in financial performance or liquidity.

-Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.

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December 2024

-Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.

-A Company restructuring.

-An impending bankruptcy or the existence of severe liquidity problems.

-The establishment of a repurchase program for the Company’s securities.

-New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

-Major discoveries or significant changes or developments in products or product lines, research or technologies.

-Significant changes or developments in supplies or inventory, including significant manufacturing issues, product defects, recalls or product returns.
-Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.

-Significant changes in senior management.

-A change in auditors or notification that the auditor’s reports may no longer be relied upon.

-The outcome of forthcoming clinical trial results or contents of forthcoming publications.

-Actual or threatened major litigation, or the resolution of such litigation.

-A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

-An imminent change in the Company’s credit rating by a rating agency.

-The imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.

Pacira BioSciences, Inc | Insider Trading Policy
December 2024